For more information contact: Bruce Kay Markel Corporation 804-747-0136 bkay@markelcorp.com

FOR IMMEDIATE RELEASE

MARKEL REPORTS 2014 FINANCIAL RESULTS

Richmond, VA, February 11, 2015 --- Markel Corporation (NYSE: MKL) reported book value per common share outstanding of $543.96 at December 31, 2014, up 14% from $477.16 at December 31, 2013. Over the five-year period ended December 31, 2014, compound annual growth in book value per common share outstanding was 14%. Comprehensive income to shareholders was $935.9 million for the year ended December 31, 2014 compared to $459.5 million in 2013. The combined ratio was 95% in 2014 compared to 97% in 2013. Diluted net income per share was $22.27 for the year ended December 31, 2014 compared to $22.48 in 2013.

Alan I. Kirshner, Chairman and Chief Executive Officer, commented, "We had a remarkable finish to the 2014 year with outstanding results from both our underwriting and investing operations. We doubled our comprehensive income in 2014, which drove growth in book value per share of 14% for the year. Operating revenues surpassed $5 billion for 2014. We achieved these results while maintaining a strong balance sheet and our disciplined underwriting approach. These results would not have been possible without the hard work of all of our associates and the continued support from our shareholders."

On May 1, 2013 (the Acquisition Date) we completed the acquisition of Alterra Capital Holdings Limited (Alterra). Our results include the results of Alterra since the Acquisition Date.

The following tables present selected financial data from 2014 and 2013.

	Years Ended December 31,
(in thousands, except per share amounts)	2014	2013
Net income to shareholders	$321,182	$281,021
Comprehensive income to shareholders	$935,934	$459,489
Weighted average diluted shares	14,057	12,586
Diluted net income per share	$22.27	$22.48

(in thousands, except per share amounts)	December 31, 2014	December 31, 2013
Book value per common share outstanding	$543.96	$477.16
Common shares outstanding	13,962	13,986

The increase in net income to shareholders during 2014 was driven by more favorable underwriting results and higher investment income, partially offset by higher income tax expense compared to 2013. The decrease in diluted net income per share during 2014 was due to the increase in weighted average diluted shares outstanding, which is attributable to shares issued in connection with the acquisition of Alterra in May 2013 having a greater impact in 2014 than 2013.

Comprehensive income to shareholders for 2014 was $935.9 million compared to $459.5 million in 2013. The increase was due to higher net income to shareholders and a more favorable change in net unrealized gains on investments in 2014 compared to 2013. Net income to shareholders was $321.2 million in 2014 and $281.0 million in 2013. The increase in net unrealized gains on investments, net of taxes, was $661.7 million in 2014 and $184.6 million in 2013.

In conjunction with the continued integration of Alterra into our insurance operations, during the first quarter of 2014, we changed the way we aggregate and monitor our ongoing underwriting results. Effective January 1, 2014, we monitor and report our ongoing underwriting operations in the following three segments: U.S. Insurance, International Insurance and Reinsurance. In determining how to aggregate and monitor our underwriting results, management considers many factors, including the geographic location and regulatory environment of the insurance entity underwriting the risk, the nature of the insurance product sold, the type of account written and the type of customer served.

The U.S. Insurance segment includes all direct business and facultative placements written by our insurance subsidiaries domiciled in the United States. The International Insurance segment includes all direct business and facultative placements written by our insurance subsidiaries domiciled outside of the United States, including our syndicate at Lloyd's of London. The Reinsurance segment includes all treaty reinsurance written across the Company. Results for lines of business discontinued prior to, or in conjunction with, acquisitions are reported in the Other Insurance (Discontinued Lines) segment. Underwriting results attributable to Alterra, which were previously reported in our Alterra segment, are included in each of our underwriting segments effective May 1, 2013. All investing activities related to our insurance operations are included in the Investing segment. All segment disclosures for the prior periods have been revised to be consistent with the new segment structure.

In January 2014, we completed the acquisition of 100% of the share capital of Abbey Protection plc (Abbey), an integrated specialty insurance and consultancy group headquartered in London. Abbey's business is focused on the underwriting and sale of insurance products to small and medium-sized enterprises and affinity groups in the United Kingdom providing protection against legal expenses and professional fees incurred as a result of legal actions or investigations by tax authorities, as well as providing a range of complementary legal and professional consulting services. Results attributable to Abbey's insurance operations are included in the International Insurance segment. Results attributable to Abbey's consultancy operations are reported with our non-insurance operations, which are not included in a reportable segment.

	Combined Ratio Analysis
	Years Ended December 31,
	2014	2013
U.S. Insurance	95%	92%
International Insurance	93%	94%
Reinsurance	96%	109%
Consolidated	95%	97%

The consolidated combined ratio was 95% in 2014 compared to 97% in 2013. In 2014, a lower expense ratio was partially offset by a less favorable prior accident years' loss ratio compared to 2013. Underwriting, acquisition and insurance expenses in 2013 included transaction and other acquisition-related costs of $75.1 million attributable to the acquisition of Alterra, or two points on the combined ratio. Excluding transaction and other acquisition-related costs incurred in 2013, the 2014 expense ratio was comparable to 2013.

The 2014 combined ratio included $435.5 million of favorable development on prior years' loss reserves compared to $411.1 million in 2013. The benefit of the favorable development on prior years' loss reserves had less of an impact on the combined ratio in 2014 compared to 2013 due to higher earned premium volume in 2014.

The combined ratio for the U.S. Insurance segment for 2014 was 95% compared to 92% in 2013. The increase in the 2014 combined ratio was due to less favorable development of prior years' loss reserves, partially offset by a lower current accident year loss ratio and a lower expense ratio compared to 2013. The U.S. Insurance segment's 2013 current accident year loss ratio included $24.3 million, or one point, of unfavorable development on pre-acquisition accident years' loss reserves for Alterra. Excluding the impact of Alterra pre-acquisition loss reserve development in 2013, the current accident year loss ratio for the U.S. Insurance segment was comparable to 2014. The U.S. Insurance segment's 2014 combined ratio included $216.6 million of favorable development on prior years' loss reserves compared to $298.1 million of favorable development in 2013. The 2013 combined ratio also included $24.3 million of unfavorable development attributable to Alterra pre-acquisition accident years that was included in current year losses in 2013, as described above. The redundancies on prior years' loss reserves experienced within the U.S. Insurance segment during 2014 and 2013 were most significant on our casualty product lines. In 2014, favorable development on our casualty product lines was partially offset by adverse development on our architects and engineers product line. The improvement in the U.S. Insurance segment's expense ratio reflects the impact of transaction and acquisition-related costs attributable to the acquisition of Alterra in 2013, which added one point to the 2013 expense ratio.

The combined ratio for the International Insurance segment was 93% for 2014 compared to 94% for 2013. The decrease in the 2014 combined ratio was driven by more favorable development of prior years' loss reserves, partially offset by a higher current accident year loss ratio. The International Insurance segment's 2013 current accident year loss ratio included $11.7 million, or one point, of favorable development on pre-acquisition accident years' loss reserves for Alterra. Excluding the impact of Alterra pre-acquisition loss reserve development in 2013, the current accident year loss ratio for the International Insurance segment was comparable to 2014. The International Insurance segment's 2014 combined ratio included $166.6 million of favorable development on prior years' loss reserves compared to $130.7 million of favorable development in 2013. The 2013 combined ratio also included $11.7 million of favorable development attributable to Alterra pre-acquisition accident years that was included in current year losses in 2013, as described above. The redundancies on prior years' loss reserves experienced within the International Insurance segment in 2014 and 2013 were primarily in our Markel International division and occurred in a variety of programs across each of our units. The impact of transaction and acquisition-related costs attributable to the acquisition of Alterra in 2013, which totaled $13.4 million, or two points on the expense ratio, was offset by higher general expenses in 2014.

The combined ratio for the Reinsurance segment was 96% for 2014 compared to 109% for 2013. The decrease in the 2014 combined ratio was driven by a lower expense ratio and more favorable development of prior years' loss reserves compared to 2013. The Reinsurance segment's 2014 combined ratio included $80.0 million of favorable development on prior years' loss reserves compared to $12.9 million of favorable development in 2013. The 2013 combined ratio also included $23.2 million of favorable development attributable to Alterra pre-acquisition accident years that was included in current year losses in 2013. The favorable development on prior years' loss reserves in 2014 was across many lines of business, with the largest contribution from our short-tail property lines. The Reinsurance segment's 2013 current accident year loss ratio included $25.5 million, or four points, of catastrophe losses and $23.2 million, or three points, of favorable development on pre-acquisition accident years' loss reserves for Alterra, which was included in current year losses in 2013, as described above. Excluding the impact of catastrophe losses and Alterra pre-acquisition loss reserve development in 2013, the 2014 current accident year loss ratio for the Reinsurance segment was comparable to 2013. The improvement in the Reinsurance segment's 2014 expense ratio was primarily due to the impact of transaction and acquisition-related costs incurred in 2013. The 2013 expense ratio for the Reinsurance segment included $49.1 million, or seven points, of transaction and acquisition-related costs attributable to the acquisition of Alterra. Excluding the impact of transaction and acquisition-related costs in 2013, the 2014 expense ratio was comparable to 2013.

The Other Insurance (Discontinued Lines) segment produced an underwriting loss of $28.0 million for the year ended December 31, 2014 compared to an underwriting loss of $30.4 million in 2013. The underwriting loss in 2014 included $27.2 million of loss reserve development on asbestos and environmental exposures resulting from our annual review of these exposures, compared to $28.4 million in 2013. During the annual reviews for both 2014 and 2013, we increased our expectation of the severity of the outcome of certain claims subject to litigation. As the ultimate outcome of known claims increases, our expected ultimate closure value on unreported claims also increases. As a result of these developments, we increased prior years' loss reserves accordingly. The need to increase asbestos and environmental loss reserves in each of the past two years demonstrates that these reserves are subject to significant uncertainty due to potential loss severity and frequency resulting from an uncertain and unfavorable legal climate.

The Other Insurance (Discontinued Lines) segment also included other revenues of $1.6 million and other expenses of $37.1 million for the year ended December 31, 2014 and other revenues of $1.1 million and other expenses of $28.1 million for the year ended December 31, 2013 related to the life and annuity reinsurance business which was acquired as part of the Alterra transaction on May 1, 2013. This business is in run-off, and we are not writing any new life and annuity reinsurance contracts. The life and annuity benefit reserves on existing obligations are recorded on a discounted present value basis using assumptions that were determined at the Acquisition Date. The accretion of this discount is included in other expenses. The increase in other expenses in 2014 reflects a full year of accretion in 2014 compared to only eight months in 2013. Other revenues attributable to the life and annuity book included in this segment represent ongoing premium adjustments on existing contracts.

	Premium Analysis
	Years Ended December 31,
	Gross Written Premiums		Earned Premiums
(dollars in thousands)	2014	2013	2014	2013
U.S. Insurance	$2,493,823	$2,252,739	$2,022,860	$1,727,766
International Insurance	1,200,403	1,101,099	909,679	833,984
Reinsurance	1,112,728	566,348	908,385	669,826
Other Insurance (Discontinued Lines)	(1,441)	40	(12)	40
Total	$4,805,513	$3,920,226	$3,840,912	$3,231,616

Gross written premiums for 2014 increased 23% compared to 2013. The increase in gross premium volume was primarily due to the inclusion of premiums attributable to Alterra from May 1, 2013, which impacted all three of our ongoing underwriting segments. The increase in gross written premiums in our U.S. Insurance segment is also attributable to higher premiums in our Wholesale division, primarily on our casualty product lines, and in our Specialty division across various product lines. The increase in gross written premiums in our Reinsurance segment is also attributable to renewals in 2014 on policies previously written by Alterra. In 2013, these renewals occurred prior to our acquisition. In our International segment, gross written premiums included $46.4 million of premiums attributable to Abbey, which was acquired in January 2014. Foreign currency exchange rate movements did not have a significant impact on gross premium volume in 2014 or 2013.

During 2013 and 2014, we have generally seen low to mid-single digit favorable rate changes in many of our product lines as market conditions improved and revenues, gross receipts and payrolls of our insureds were favorably impacted by improving economic conditions; however, during the fourth quarter of 2013 and continuing into 2014, we began to experience softening prices on our international catastrophe-exposed property product lines and in our property reinsurance book. We will continue to pursue price increases in 2015 when possible; however, when we believe the prevailing market price will not support our underwriting profit targets, the business is not written. As a result of our underwriting discipline, gross premium volume may vary when we alter our product offerings to maintain or improve underwriting profitability.

Net retention of gross premium volume was 82% for 2014 and 83% for 2013. The decrease in net retention in 2014 was due to a higher contribution of premium from Alterra. Historically, our products were written with limits that did not require significant reinsurance. Following the acquisition of Alterra, we have certain insurance and reinsurance products that use higher levels of reinsurance. We purchase reinsurance and retrocessional reinsurance in order to manage our net retention on individual risks and enable us to write policies with sufficient limits to meet policyholder needs.

Earned premiums for 2014 increased 19% compared to 2013. The increase was primarily driven by the increase in gross written premiums, as described above. Also contributing to the increase in earned premiums were higher earned premiums from our Hagerty business, which we began writing in the first quarter of 2013. The U.S. Insurance segment included $203.4 million of earned premiums from Hagerty in 2014 compared to $97.8 million in 2013. Foreign currency exchange rate movements did not have a significant impact on earned premiums in 2014 or 2013.

Net investment income for 2014 was $363.2 million compared to $317.4 million in 2013. The increase in net investment income in 2014 is primarily due to higher average invested assets in 2014 compared to 2013 as a result of the acquisition of Alterra.

Net realized investment gains for 2014 were $46.0 million compared to $63.2 million in 2013. Net realized investment gains for 2014 included $4.8 million of write downs for other-than-temporary declines in the estimated fair value of investments compared to $4.7 million of write downs in 2013. Variability in the timing of realized and unrealized investment gains and losses is to be expected.

Other revenues and other expenses include the results of Markel Ventures, a diverse portfolio of industrial and service companies in which we have a controlling interest. In July 2014, we completed the acquisition of Cottrell, Inc. (Cottrell). Cottrell is a privately held company headquartered in Gainesville, Georgia and is a leading manufacturer of over-the-road car hauler equipment and related car hauler parts. In 2014, other revenues from our Markel Ventures operations were $838.1 million compared to $686.4 million in 2013. Other expenses from our Markel Ventures operations were $775.2 million in 2014 compared to $613.3 million in 2013. Net income to shareholders from our Markel Ventures operations was $9.6 million in 2014 compared to $23.8 million in 2013 and earnings before goodwill impairment, interest, income taxes, depreciation and amortization (Adjusted EBITDA) was $95.1 million in 2014 compared to $83.8 million in 2013. Revenues from our Markel Ventures operations increased in 2014 compared to 2013 primarily due to the acquisition of Cottrell in July 2014 and the acquisition of Eagle Construction of VA LLC in August 2013. We also experienced higher revenues in our manufacturing operations in 2014, primarily driven by cyclical changes in industry demand for transportation equipment, partially offset by lower revenues in our other existing manufacturing operations, due to fewer orders and shipments in 2014 compared to 2013. Net income to shareholders from our Markel Ventures operations decreased in 2014 compared to 2013 due to less favorable results in our manufacturing and non-manufacturing operations in 2014, which were partially offset by net income to shareholders attributable to acquisitions. The decrease in net income to shareholders in our manufacturing operations in 2014 was due in part to lower revenues, as described above. The decrease in net income to shareholders in our non-manufacturing operations was primarily attributable to a $13.7 million non-cash goodwill impairment charge in the fourth quarter of 2014 related to the Diamond Healthcare reporting unit. Markel Ventures Adjusted EBITDA, which excludes this charge, increased in 2014 compared to 2013 due to acquisitions. See below for a reconciliation of Markel Ventures Adjusted EBITDA to net income to shareholders.

Invested assets were $18.6 billion at December 31, 2014 compared to $17.6 billion at December 31, 2013. Equity securities were $4.1 billion, or 22% of invested assets, at December 31, 2014 compared to $3.3 billion, or 18% of invested assets, at December 31, 2013. The increase in equity securities as a percent of invested assets in 2014 is attributable to an increase in unrealized gains on equity securities and purchases of equity securities. Net unrealized gains on investments, net of taxes, were $1.8 billion at December 31, 2014 compared to $1.1 billion at December 31, 2013. At December 31, 2014, we held securities with gross unrealized losses of $35.2 million, or less than 1% of invested assets.

At December 31, 2014, our holding company had $1.5 billion of invested assets compared to $1.3 billion of invested assets at December 31, 2013. The increase in holding company invested assets is primarily due to dividends received from our subsidiaries and an increase in unrealized gains on our investment portfolio at December 31, 2014 compared to December 31, 2013.

Net cash provided by operating activities was $716.8 million in 2014 compared to $745.5 million in 2013. In 2014, we made higher payments for income taxes compared to 2013. These payments were partially offset by higher cash flows from investment income during 2014, primarily due to higher average invested assets in 2014 compared to 2013 as a result of the acquisition of Alterra.

Interest expense for 2014 was $117.4 million compared to $114.0 million in 2013. The increase in interest expense in 2014 is due to a full year of interest expense on our 6.25% unsecured senior notes and 7.20% unsecured senior notes, which were assumed in connection with the acquisition of Alterra, partially offset by the repayment of our 6.80% unsecured senior notes in February 2013. Interest expense associated with our 6.25% and 7.20% unsecured senior notes was $18.9 million in 2014 compared to $13.2 million in 2013. Interest expense also increased in 2014 due to the March 2013 issuance of our 3.625% unsecured senior notes and 5.0% unsecured senior notes.

Income tax expense for 2014 was 26% of our income before income taxes compared to 22% in 2013. In both periods, the effective tax rate differs from the statutory tax rate of 35% primarily as a result of tax-exempt investment income. The increase in the effective tax rate was driven by higher earnings taxed at 35% in 2014 and a smaller benefit from our foreign operations in 2014, which are taxed at a lower rate.

This release contains statements concerning or incorporating our expectations, assumptions, plans, objectives, future financial or operating performance and other statements that are not historical facts. These statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may use words such as "anticipate," "believe," "estimate," "expect," "intend," "predict," "project" and similar expressions as they relate to us or our management.

There are risks and uncertainties that may cause actual results to differ materially from predicted results in forward-looking statements. Factors that may cause actual results to differ are often presented with the forward-looking statements themselves. Additional factors that could cause actual results to differ from those predicted are set forth under "Risk Factors" and "Safe Harbor and Cautionary Statement" in our 2013 Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q or are included in the items listed below:

•
our anticipated premium volume is based on current knowledge and assumes no significant man-made or natural catastrophes, no significant changes in products or personnel and no adverse changes in market conditions;

•	the effect of cyclical trends, including demand and pricing in the insurance and reinsurance markets;

•	actions by competitors, including consolidation, and the effect of competition on market trends and pricing;

•
we offer insurance and reinsurance coverage against terrorist acts in connection with some of our programs, and in other instances we are legally required to offer terrorism insurance; in both circumstances, we actively manage our exposure, but if there is a covered terrorist attack, we could sustain material losses;

•
the frequency and severity of man-made and natural catastrophes (including earthquakes and weather-related catastrophes) may exceed expectations, are unpredictable and, in the case of weather-related catastrophes, may be exacerbated if, as many forecast, conditions in the oceans and atmosphere result in increased hurricane, flood, drought or other adverse weather-related activity;

•
emerging claim and coverage issues, changing legal and social trends, and inherent uncertainties (including but not limited to those uncertainties associated with our asbestos and environmental reserves) in the loss estimation process can adversely impact the adequacy of our loss reserves and our allowance for reinsurance recoverables;

•
reinsurance reserves are subject to greater uncertainty than insurance reserves, primarily because of reliance upon the original underwriting decisions made by ceding companies and the longer lapse of time from the occurrence of loss events to their reporting to the reinsurer for ultimate resolution;

•
changes in the assumptions and estimates used in establishing reserves for our life and annuity reinsurance book (which is in runoff), for example, changes in assumptions and estimates of mortality, longevity, morbidity and interest rates, could result in material increases in our estimated loss reserves for such business;

•	adverse developments in insurance coverage litigation or other legal or administrative proceedings could result in material increases in our estimates of loss reserves;

•	the failure of any loss limitation methods we employ;

•	changes in the availability, costs and quality of reinsurance coverage, which may impact our ability to write certain lines of business;

•	industry and economic conditions, deterioration in reinsurer credit quality and coverage disputes can affect the ability or willingness of reinsurers to pay balances due;

•	after the commutation of ceded reinsurance contracts, any subsequent adverse development in the re-assumed loss reserves will result in a charge to earnings;

•	regulatory actions can impede our ability to charge adequate rates and efficiently allocate capital;

•
economic conditions, actual or potential defaults in sovereign debt obligations, volatility in interest and foreign currency exchange rates and changes in market value of concentrated investments can have a significant impact on the fair value of our fixed maturities and equity securities, as well as the carrying value of our other assets and liabilities, and this impact may be heightened by market volatility;

•
a number of factors may adversely affect the markets served by our Markel Ventures operations and negatively impact their revenues and profitability, including, among others: economic conditions; changes in government support for education, healthcare and infrastructure projects; changes in capital spending levels; changes in the housing market; and volatility in interest and foreign currency exchange rates;

•	economic conditions may adversely affect our access to capital and credit markets;

•
we have substantial investments in municipal bonds (approximately $4.3 billion at December 31, 2014) and, although less than 15% of our municipal bond portfolio is tied to any one state, widespread defaults could adversely affect our results of operations and financial condition;

•
the impacts of periods of slow economic growth; the continuing effects of government intervention into the markets to address financial downturns (including, among other things, the effects of the Dodd-Frank Wall Street Reform and

Consumer Protection Act and regulations adopted thereunder); the outcome of economic and currency concerns in the Eurozone; material changes to the monetary policies of central banks, including the U.S. Federal Reserve and the European Central Bank; and the combined impact of the foregoing on our industry, business and investment portfolio;

•
the impacts that the political and civil unrest in Ukraine and related sanctions imposed on Russia by the U.S. and other Western European governments may have on our businesses and the markets they serve or that any disruption in European or worldwide economic conditions generally arising from this situation may have on our business, industry or investment portfolio;

•
the impacts that the Israeli-Palestinian conflict may have on our businesses and the markets they serve or that any disruptions in Middle Eastern or worldwide economic conditions generally arising from this conflict may have on our business, industry or investment portfolio;

•	the impacts that health epidemics and pandemics may have on our business operations and claims activity;

•	the impact of the implementation of U.S. health care reform legislation and regulations under that legislation on our business;

•
our business is dependent upon the successful functioning and security of our computer systems; if our information technology systems fail or suffer a security breach, our business or reputation could be adversely impacted;

•	we have recently completed a number of acquisitions, which may increase our operational and control risks for a period of time;

•	we may not realize the contemplated benefits, including cost savings and synergies, of our acquisitions;

•	any determination requiring the write-off of a significant portion of our goodwill and intangible assets;

•	the loss of services of any executive officer or other key personnel could adversely impact our operations;

•	our expanding international operations expose us to increased investment, political and economic risks, including foreign currency and credit risk;

•	the effectiveness of our procedures for compliance with existing and ever increasing guidelines, policies and legal and regulatory standards, rules, laws and regulations; and

•	adverse changes in our assigned financial strength or debt ratings could adversely impact our ability to attract and retain business or obtain capital.

Our premium volume, underwriting and investment results and results from our non-insurance operations have been and will continue to be potentially materially affected by these factors. By making forward-looking statements, we do not intend to become obligated to publicly update or revise any such statements whether as a result of new information, future events or other changes. Readers are cautioned not to place undue reliance on any forward-looking statements which speak only as at their dates.

Our previously announced conference call, which will involve discussion of our financial results and business developments and may include forward-looking information, will be held Thursday, February 12, 2015, beginning at 10:30 a.m. (Eastern Standard Time). Any person interested in listening to the call should contact Markel's Investor Relations Department at 804-747-0136. Investors, analysts and the general public also may listen to the call free over the Internet through Markel Corporation's web site, www.markelcorp.com. A replay of the call will also be available on this web site from approximately two hours after the conclusion of the call until Friday, February 20, 2015.

* * * * * * * *

Markel Corporation is a diverse financial holding company serving a variety of niche markets. The Company's principal business markets and underwrites specialty insurance products. In each of the Company's businesses, it seeks to provide quality products and excellent customer service so that it can be a market leader. The financial goals of the Company are to earn consistent underwriting and operating profits and superior investment returns to build shareholder value. Visit Markel Corporation on the web at www.markelcorp.com.

Markel Corporation and Subsidiaries
Consolidated Statements of Income and Comprehensive Income

	Quarters Ended December 31,		Years Ended December 31,
(dollars in thousands, except per share data)	2014	2013	2014	2013
OPERATING REVENUES
Earned premiums	$971,931	$962,487	$3,840,912	$3,231,616
Net investment income	93,250	88,585	363,230	317,373
Net realized investment gains:
Other-than-temporary impairment losses	(926)	(117)	(4,784)	(4,706)
Net realized investment gains, excluding other-than-temporary impairment losses	18,217	22,568	50,784	67,858
Net realized investment gains	17,291	22,451	46,000	63,152
Other revenues	253,283	206,262	883,525	710,942
Total Operating Revenues	1,335,755	1,279,785	5,133,667	4,323,083
OPERATING EXPENSES
Losses and loss adjustment expenses	478,792	552,599	2,202,467	1,816,273
Underwriting, acquisition and insurance expenses	388,897	368,418	1,460,882	1,312,312
Amortization of intangible assets	16,635	17,468	57,627	55,223
Other expenses	256,568	203,886	854,871	663,528
Total Operating Expenses	1,140,892	1,142,371	4,575,847	3,847,336
Operating Income	194,863	137,414	557,820	475,747
Interest expense	28,306	31,250	117,442	114,004
Income Before Income Taxes	166,557	106,164	440,378	361,743
Income tax expense	48,335	7,225	116,690	77,898
Net Income	118,222	98,939	323,688	283,845
Net income attributable to noncontrolling interests	627	175	2,506	2,824
Net Income to Shareholders	$117,595	$98,764	$321,182	$281,021

OTHER COMPREHENSIVE INCOME
Change in net unrealized gains on investments, net of taxes:
Net holding gains arising during the period	$339,639	$118,072	$687,735	$225,545
Change in unrealized other-than-temporary impairment losses on fixed maturities arising during the period	55	(101)	173	(141)
Reclassification adjustments for net gains included in net income	(10,409)	(12,964)	(26,161)	(40,830)
Change in net unrealized gains on investments, net of taxes	329,285	105,007	661,747	184,574
Change in foreign currency translation adjustments, net of taxes	(12,602)	(212)	(32,241)	(10,143)
Change in net actuarial pension loss, net of taxes	(15,714)	2,919	(14,750)	4,065
Total Other Comprehensive Income	300,969	107,714	614,756	178,496
Comprehensive Income	419,191	206,653	938,444	462,341
Comprehensive income attributable to noncontrolling interests	620	203	2,510	2,852
Comprehensive Income to Shareholders	$418,571	$206,450	$935,934	$459,489

NET INCOME PER SHARE
Basic	$8.10	$6.98	$22.38	$22.57
Diluted	$8.05	$6.95	$22.27	$22.48

Selected Data			December 31,
(dollars and shares in thousands, except per share data)			2014	2013
Total investments, cash and cash equivalents and restricted cash and cash equivalents			$18,637,701	$17,612,074
Reinsurance recoverable on paid and unpaid losses			1,970,875	1,956,416
Goodwill			1,049,115	967,717
Intangible assets			702,747	565,083
Unpaid losses and loss adjustment expenses			10,404,152	10,262,056
Unearned premiums			2,245,690	2,127,115
Senior long-term debt and other debt			2,253,594	2,256,227
Total shareholders' equity			7,594,818	6,673,577
Book value per common share outstanding			$543.96	$477.16
Common shares outstanding			13,962	13,986

Markel Corporation and Subsidiaries
Supplemental Financial Information
For the Quarters and Years Ended December 31, 2014 and 2013

Underwriting Segment Gross Written Premiums
	Quarters Ended December 31,		Years Ended December 31,
(dollars in thousands)	2014	2013	2014	2013
U.S. Insurance	$617,709	$595,597	$2,493,823	$2,252,739
International Insurance	276,002	280,190	1,200,403	1,101,099
Reinsurance	113,692	123,856	1,112,728	566,348
Other Insurance (Discontinued Lines)	(1,475)	5	(1,441)	40
Consolidated	$1,005,928	$999,648	$4,805,513	$3,920,226

Underwriting Segment Net Written Premiums
	Quarters Ended December 31,		Years Ended December 31,
(dollars in thousands)	2014	2013	2014	2013
U.S. Insurance	$516,619	$486,121	$2,071,466	$1,915,770
International Insurance	195,025	200,133	889,336	840,050
Reinsurance	100,654	117,223	956,584	480,822
Other Insurance (Discontinued Lines)	(706)	6	(371)	41
Consolidated	$811,592	$803,483	$3,917,015	$3,236,683

Underwriting Segment Net Earned Premiums
	Quarters Ended December 31,		Years Ended December 31,
(dollars in thousands)	2014	2013	2014	2013
U.S. Insurance	$523,289	$487,909	$2,022,860	$1,727,766
International Insurance	230,907	238,684	909,679	833,984
Reinsurance	218,268	235,889	908,385	669,826
Other Insurance (Discontinued Lines)	(533)	5	(12)	40
Consolidated	$971,931	$962,487	$3,840,912	$3,231,616

Underwriting Segment Combined Ratios
	Quarters Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
U.S. Insurance	90%	87%	95%	92%
International Insurance	86%	97%	93%	94%
Reinsurance	93%	112%	96%	109%
Consolidated	89%	96%	95%	97%

Reconciliation of Segment Profit (Loss) to Consolidated Operating Income
	Quarters Ended December 31,		Years Ended December 31,
(dollars in thousands)	2014	2013	2014	2013
U.S. Insurance (1)	$48,810	$60,790	$96,647	$138,777
International Insurance (1)	30,961	5,823	70,437	51,446
Reinsurance (1)	15,278	(24,623)	39,749	(55,550)
Other Insurance (Discontinued Lines) (1)	(4,350)	(13,514)	(63,472)	(57,426)
Investing	110,541	111,036	409,230	380,525
Other Revenues (Non-Insurance)	246,679	200,226	854,893	686,448
Other Expenses (Non-Insurance)	(236,421)	(184,856)	(792,037)	(613,250)
Amortization of Intangible Assets	(16,635)	(17,468)	(57,627)	(55,223)
Consolidated	$194,863	$137,414	$557,820	$475,747

(1)	Segment profit (loss) for our underwriting segments includes underwriting profit (loss) as well as other revenues and other expenses from our insurance operations.

Markel Corporation and Subsidiaries
Supplemental Financial Information (continued)
For the Quarters and Years Ended December 31, 2014 and 2013

Other Revenues
	Quarters Ended December 31,		Years Ended December 31,
(dollars in thousands)	2014	2013	2014	2013
Other Revenues (Insurance)
Managing general agent operations	$5,560	$1,638	$23,324	$17,399
Life and annuity	423	651	1,631	1,130
Other	621	3,747	3,677	5,965
Insurance Other Revenues	6,604	6,036	28,632	24,494
Other Revenues (Non-Insurance)
Markel Ventures: Manufacturing	179,905	113,871	575,353	495,138
Markel Ventures: Non-Manufacturing	63,310	86,355	262,767	191,310
Other	3,464	—	16,773	—
Non-Insurance Other Revenues	246,679	200,226	854,893	686,448
Consolidated Other Revenues	$253,283	$206,262	$883,525	$710,942

Other Expenses
	Quarters Ended December 31,		Years Ended December 31,
(dollars in thousands)	2014	2013	2014	2013
Other Expenses (Insurance)
Managing general agent operations	$7,596	$3,533	$22,527	$20,382
Life and annuity	11,517	15,087	37,132	28,126
Other	1,034	410	3,175	1,770
Insurance Other Expenses	20,147	19,030	62,834	50,278
Other Expenses (Non-Insurance)
Markel Ventures: Manufacturing	158,188	101,781	513,668	437,712
Markel Ventures: Non-Manufacturing	75,903	83,075	261,551	175,538
Other	2,330	—	16,818	—
Non-Insurance Other Expenses	236,421	184,856	792,037	613,250
Consolidated Other Expenses	$256,568	$203,886	$854,871	$663,528

Reconciliation of Non-GAAP Financial Measure
The following table reconciles earnings before goodwill impairment, interest, income taxes, depreciation and amortization (Adjusted EBITDA) of Markel Ventures to consolidated net income to shareholders.

	Quarters Ended December 31,		Years Ended December 31,
(dollars in thousands)	2014	2013	2014	2013
Markel Ventures Adjusted EBITDA - Manufacturing	$24,778	$14,281	$71,133	$64,415
Markel Ventures Adjusted EBITDA - Non-Manufacturing	4,168	5,265	23,931	19,372
Markel Ventures Adjusted EBITDA - Total	28,946	19,546	95,064	83,787
Goodwill impairment	(13,737)	—	(13,737)	—
Interest expense	(3,792)	(2,274)	(12,184)	(9,283)
Income tax expense	(3,431)	(1,957)	(12,848)	(13,988)
Depreciation expense	(7,213)	(5,185)	(24,706)	(19,313)
Amortization of intangible assets	(7,526)	(4,481)	(22,032)	(17,383)
Markel Ventures net income (loss) to shareholders	(6,753)	5,649	9,557	23,820
Net income from other Markel operations	124,348	93,115	311,625	257,201
Net income to shareholders	$117,595	$98,764	$321,182	$281,021

Interest expense for the quarters ended December 31, 2014 and 2013 includes intercompany interest expense of $2.9 million and $1.6 million, respectively. Interest expense for the years ended December 31, 2014 and 2013 includes intercompany interest expense of $8.7 million and $6.4 million, respectively.

Markel Ventures Adjusted EBITDA is a non-GAAP financial measure and is reconciled to consolidated net income to shareholders in the above table. Markel Ventures Adjusted EBITDA reflects income attributable to our ownership interest in Markel Ventures before goodwill impairment, interest, income taxes, depreciation and amortization. We use Markel Ventures Adjusted EBITDA as an operating performance measure in conjunction with U.S. GAAP measures, including revenues and net income, to monitor and evaluate the performance of our Markel Ventures operations.

Markel Corporation and Subsidiaries
Supplemental Financial Information (continued)
For the Quarters and Years Ended December 31, 2014 and 2013

Net Income per Share
Net income per share was determined by dividing adjusted net income to shareholders by the applicable weighted average shares outstanding. Diluted net income per share is computed by dividing adjusted net income to shareholders by the weighted average number of common shares and dilutive potential common shares outstanding during the year.

	Quarters Ended December 31,		Years Ended December 31,
(in thousands, except per share amounts)	2014	2013	2014	2013
Net income to shareholders	$117,595	$98,764	$321,182	$281,021
Adjustment of redeemable noncontrolling interests	(4,343)	(1,138)	(8,186)	1,963
Adjusted net income to shareholders	$113,252	$97,626	$312,996	$282,984

Basic common shares outstanding	13,976	13,987	13,984	12,538
Dilutive potential common shares from conversion of options	10	14	11	12
Dilutive potential common shares from conversion of restricted stock	77	48	62	36
Diluted shares outstanding	14,063	14,049	14,057	12,586
Basic net income per share	$8.10	$6.98	$22.38	$22.57
Diluted net income per share	$8.05	$6.95	$22.27	$22.48